Exhibit 2.2

EXECUTION VERSION

MERGER Agreement

Dated as of 9 January 2015

Among

XL GROUP PLC

GREEN HOLDINGS LIMITED

And

CATLIN GROUP LIMITED

THIS MERGER AGREEMENT is dated as of 9 January 2015 AMONG:

(1)         XL GROUP PLC, with registered address at XL House, 8 St. Stephen’s Green, Dublin 2, Ireland (hereinafter called “XL”);

(2)         GREEN HOLDINGS LIMITED, with registered address at Crawford House, 50 Cedar Avenue, Hamilton, Bermuda HM11 (hereinafter called “XL Sub”); and

(3)         CATLIN GROUP LIMITED, with registered address at Cannon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter called “Catlin”).

WHEREAS:

(A)         XL Sub was incorporated under the laws of Bermuda pursuant to the Companies Act (as defined below), is an exempted company in good standing under the laws of Bermuda and a wholly owned subsidiary of XL, and has made a valid election under Treas. Reg. 301.7701-3(c) to be treated as a “disregarded entity” for U.S. federal income tax purposes, effective as of the date of formation;

(B)         Catlin was incorporated under the laws of Bermuda pursuant to the Companies Act and is an exempted company in good standing under the laws of Bermuda;

(C)         As contemplated by that certain Implementation Agreement, dated 9 January 2015, among XL, XL Sub and Catlin, it is proposed that XL will acquire the entire issued and to be issued Catlin Shares (as defined below) by way of a scheme of arrangement under Section 99 of the Companies Act (the “Scheme”), pursuant to which New Catlin Shares (as defined below) will be issued to XL as reflected in Catlin’s register of members, resulting in Catlin becoming a wholly owned subsidiary of XL, upon the terms and conditions set out in the Implementation Agreement and the Scheme;

(D)         It is proposed that immediately following, and conditional upon, the Scheme becoming effective in accordance with its terms, Catlin will merge with and into XL Sub pursuant to Section 104H of the Companies Act (the “Merger”), in each case acting under the authority of such section of the Companies Act by resolutions duly adopted by their respective boards of directors and duly approved by XL, as the sole shareholder of XL Sub, and to be duly approved by XL, as the sole shareholder of Catlin immediately following effectiveness of the Scheme, in each case upon the terms and conditions hereinafter set out;

(E)         XL Sub has an authorised and issued share capital of $1,000,000.00 consisting of 100,000,000 common shares having a par value of $0.01, of which 100 common shares (as of the date of this Agreement) are validly issued and fully paid;

(F)         Catlin has (as of the date of this Agreement) an authorised and issued share capital of $3,625,702.29 consisting of 362,570,229 Catlin Shares (as defined below), all of which are validly issued and fully paid, and following the Scheme becoming effective in accordance with its terms, the Catlin Shares will be cancelled and XL will be issued the New Catlin Shares (as defined below) in accordance with the Scheme;

(G)         It is proposed that pursuant to the Merger, the Surviving Company (as defined below) issue to XL 99,999,900 common shares in the share capital of the Surviving Company, having a par value of $0.01, as consideration for XL effecting the Merger; and

(H)         For United States federal income tax purposes, it is intended that the foregoing Scheme and Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a plan of reorganization.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.          Definitions. The following words and expressions have the following meanings in this Agreement:

“Agreement” means this Merger Agreement;

“Application” shall have the meaning attributed to such term in Clause 2;

“Catlin” shall have the meaning attributed to such term in the recitals hereto;

“Catlin Shares” shall mean the common shares of Catlin, par value $0.01 per share;

“Certificate of Merger” shall mean the certificate of merger issued by the Registrar pursuant to Section 108(1) of the Companies Act;

“Companies Act” means the Bermuda Companies Act 1981, as amended from time to time;

“Effective Date” means the date upon which the Scheme becomes effective in accordance with its terms;

“Effective Time” shall have the meaning attributed to such term in Clause 2;

“Implementation Agreement” shall have the meaning attributed to such term in the recitals hereto;

“New Catlin Shares” means the new common shares in the capital of Catlin to be issued credited as fully paid up to XL pursuant to the Scheme and reflected as held by XL in Catlin’s register of members;

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“Proceeding” shall have the meaning attributed to such term in Clause 10;

“Registrar” shall mean the Bermuda Registrar of Companies;

“Scheme” shall have the meaning attributed to such term in the recitals hereto;

“Surviving Company” shall have the meaning attributed to such term in Clause 2;

“XL” shall have the meaning attributed to such term in the recitals hereto; and

“XL Sub” shall have the meaning attributed to such term in the recitals hereto;

2.          Merger. On the Effective Date, XL and XL Sub shall procure that the Surviving Company cause to be prepared, executed and delivered to the Registrar as provided under Section 108(1) of the Companies Act an application for the Surviving Company to be registered by the Registrar, accompanied by the documents required by Section 108(2) of the Companies Act, which application shall be filed immediately following the effectiveness of the Scheme (the “Application”). Catlin shall assist in the execution of documents required by the Companies Act to be executed and delivered by Catlin as part of such application.

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act, immediately following, and conditional upon, the Scheme becoming effective in accordance with its terms, Catlin shall be merged with and into XL Sub in accordance with the terms of this Agreement pursuant to Section 104H of the Companies Act and, more particularly, the Registrar shall strike Catlin off the register and Catlin shall thereupon cease, and XL Sub shall continue as the surviving company in the Merger (such surviving company, the “Surviving Company”).

The Merger shall become effective upon the issuance of a Certificate of Merger by the Registrar or such other time as the Certificate of Merger may provide. The parties to this Agreement will request that the Registrar provide in the Certificate of Merger that the time at which the Merger becomes effective will be the time when the Application is filed with the Registrar or another time mutually agreed in writing by the parties. The time at which the Merger becomes effective in accordance with this paragraph is referred to as the “Effective Time”. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Companies Act.

This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between XL and Catlin at any time prior to the Effective Date; (ii) automatically upon termination of the Implementation Agreement in accordance with its terms; and (iii) automatically upon the termination of the Scheme and the Merger as evidenced by XL’s public announcement of an Offer (as defined in the Implementation Agreement) or a Bermuda Merger (as defined in the Implementation Agreement) pursuant to the Implementation Agreement. Subject to the provisions of this Agreement which are expressly provided to survive termination pursuant to the next sentence, and without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto, if this Agreement is terminated pursuant to this paragraph this Agreement shall terminate and there shall be no other liability between Catlin, on the one hand, or XL or XL Sub, on the other hand. Clauses 1, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

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3.          Name; Organizational Documents; Directors and Officers.

(a)          The name of the Surviving Company shall be “Green Holdings Limited” (that is, the present name of XL Sub) and the registered office of the Surviving Company shall be Crawford House, 50 Cedar Avenue, Hamilton, Bermuda, HM11. The registration number of the Surviving Company will be 49880 (that is, the present registration number of XL Sub).

(b)          The memorandum of association of the Surviving Company shall be the same as the memorandum of association of XL Sub.

(c)          The bye-laws of the Surviving Company shall be the same as the bye-laws of XL Sub.

(d)          The directors of XL Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company, who shall hold office until the earlier of their resignation or removal or until their successors are elected or appointed. The officers of XL Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Company, who shall hold office until the earlier of their resignation or removal or until their successors are elected or appointed.

(e)          The management and supervision of the business and affairs of the Surviving Company shall be under the control of its board of directors from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

4.          Effect on Shares. At the Effective Time:

(a)          each common share in the share capital of XL Sub having a par value of $0.01 per common share that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share in the share capital of the Surviving Company, having a par value of $0.01 per share;

(b)          the Surviving Company shall issue to XL 99,999,900 validly issued, fully paid and nonassessable common shares in the share capital of the Surviving Company, having a par value of $0.01 per share, as consideration for XL effecting the Merger; and

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(c)          each New Catlin Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled without any repayment of capital in respect thereof.

5.          Further Assurances. XL, XL Sub and Catlin agree to execute and do all such acts, deeds and things as shall or may be necessary to give effect to their respective undertakings pursuant to this Agreement.

6.          Assignment. This Agreement is personal to the parties hereto and no party shall assign, transfer or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other parties.

7.          Amendments; Waivers. No amendment, variation, change or addition to this Agreement shall be effective or binding on any party unless made in writing and executed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and executed by or on behalf of the party waiving such provision.

8.          Counterparts. This Agreement may be executed in any number of counterparts, and by or on behalf of the parties hereto on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together shall together constitute but one and the same instrument.

9.          Entire Agreement. This Agreement, the Implementation Agreement, the Confidentiality Agreement, the Code Expert’s terms and conditions of engagement (and any applicable terms of reference in related to any Code Question) and the Code Application Letter (in each case as defined in the Implementation Agreement) constitute the whole and only agreement among the parties relating to the subject matter hereof and thereof and supersede any previous agreement whether written or oral among the parties in relation to the subject matter hereof and thereof. The provisions of this Agreement are not intended to and shall not confer upon any person other than the parties to this Agreement any rights or remedies hereunder.

10.         Governing Law; Submission to Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of Bermuda, without giving effect to its principles or rules of conflict of laws. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom), for the purposes of any litigation, action, suit or other proceeding (a “Proceeding”) with respect to this Agreement and the consummation of the Merger.

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11.         Agent for Service. XL irrevocably appoints ASW Law Limited of Crawford House, 50 Cedar Avenue, Hamilton, Bermuda HM11 as its agent to receive on its behalf in Bermuda service of any Proceedings under this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by XL) and shall be valid until such time as Catlin has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in Bermuda, XL shall forthwith appoint a substitute acceptable to Catlin and deliver to Catlin the new agent’s name and address within Bermuda. XL irrevocably consents to any process in any Proceedings under this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices of claims. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

12.         Interpretation. References to “$” in this Agreement are to the lawful currency of the United States of America.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as a deed by their respective officers thereunto duly authorized, all as of the date first set forth above.

XL GROUP PLC

By:	/s/ Michael S. McGavick
	Name:	Michael S. McGavick
	Title:	Chief Executive Officer

GREEN HOLDINGS LIMITED

By:	/s/ C. Stanley Lee
	Name:	C. Stanley Lee
	Title:	Director

CATLIN GROUP LIMITED

By:	/s/ Daniel Primer
	Name:	Daniel Primer
	Title:	General Counsel

[Signature Page to Merger Agreement]